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                                                                      EXHIBIT 21


                              SUBSIDIARIES OF ILTS




1.  ILTS Australia, Pty. Ltd.

    Suite 1a, Level 2
    802 Pacific Highway
    Gordon New South Wales 2072
    Australia


2.  ILTS UK LIMITED

    16 Kidmore Road
    Caversham Heights
    Reading  RG4 7LU
    Great Britain